Exhibit 10.37

UNIVAR USA INC. SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective July 1, 2004)

Eighth Amendment

WHEREAS, Univar USA Inc. (the “Company”) sponsors and maintains the Univar USA Inc. Supplemental Retirement Plan, as amended and restated effective July 1, 2004 and as thereafter amended (the “Plan”); and

WHEREAS, the Plan provides supplemental retirement benefits to certain individuals who participate in the Univar USA Inc. Retirement Plan (other than Appendix T of such plan); and

WHEREAS, the Company also sponsors and maintains the Chemcentral Corporation Retirement Benefit Replacement Plan (“Chemcentral Plan”); and

WHEREAS, the Chemcentral Plan provides supplemental retirement benefits to certain individuals who participate in Appendix T of the Univar USA Inc. Retirement Plan; and

WHEREAS, the Company desires to merge the Chemcentral Plan into the Plan (with the Plan being the surviving plan) effective December 31, 2008; and

WHEREAS, the Company desires to clarify (and in the case of the benefits under the Chemcentral Plan, amend) the timing of benefit distributions consistent with the requirements of Section 409A of the Internal Revenue Code; and

WHEREAS, the Company desires to amend the Plan to reflect the additional prior service credit granted to Richard Orth; and

WHEREAS, the Company has the authority to amend the Plan pursuant to Section 10 of the Plan and to amend the Chemcentral Plan pursuant to Section 5 of the Chemcentral Plan;

NOW, THEREFORE, effective December 31, 2008, the Chemcentral Plan is hereby merged into the Plan with the Plan being the surviving plan; and

FURTHERMORE, effective December 31, 2008, the Plan is hereby amended as follows:

1. The Plan is hereby amended to change the phrase “as soon as practicable” to read “as soon as practicable (and in no event later than 90 days)” in each case where such phrase occurs. The foregoing does not apply to Appendix F where the phrase “as soon as practicable” is already followed by such parenthetical.

2. Section 1 of the Plan, Purpose, is hereby amended by adding the following paragraph to the end thereof:

In addition, to the extent set forth in Appendix F hereto, this Plan shall pay benefits to certain individuals with accrued benefits under Appendix T of the Retirement Plan. Such individuals shall not accrue any benefits under portions of this Plan other than Appendix F, and only the provisions of Appendix F, the last paragraph of Section 8, and Sections 9 through 18 of this Plan shall apply to their benefits hereunder.

3. The last paragraph of Section 3 of the Plan, Participation, is hereby amended in its entirety to read as follows:

Notwithstanding any other provision of the Plan to the contrary, no individual accruing (or with accrued) benefits under Appendix T of the Retirement Plan shall accrue a benefit or otherwise be a Participant in this Plan except as provided in Appendix F hereto. Any vested benefits accrued under Appendix F shall be determined and paid in accordance only with the provisions of Appendix F, the last paragraph of Section 8, and Sections 9 through 18 of this Plan, and not in accordance with any other provisions of the Plan.

4. The following sentence is added to the end of the first paragraph of Section 5 that immediately follows Section 5(d) of the Plan, Benefit Amount, and to the second paragraph of Appendix B of the Plan, DIFFERENT BENEFIT FORMULAS AND TERMS FOR CERTAIN PARTICIPANTS:

Notwithstanding the foregoing, no amendment to Appendix B can be adopted after December 31, 2008 that would change the form or timing of payment of benefits under this Plan except to the extent such amendment complies with Code Section 409A and the regulations thereunder.

5. Section 8 of the Plan, Date and Form of Payment, is hereby amended by adding the following paragraph to the end thereof:

In this Plan (including, without limitation, Appendix F), the phrase “as soon as practicable (and in no event later than 90 days)” means that a vested Plan benefit will be paid or commenced as soon as the administrator of the Plan can practicably get such payment made or commenced (but in no event later than 90 days), and the Participant or Beneficiary shall have no ability to control or influence when during that 90 day period the payment is made. In the event such 90 day period crosses from one calendar year to the next, the Participant or Beneficiary shall have no ability to designate the calendar year in which the payment will be made. For example, where the Plan says a benefit payment will be made or commenced “as soon as practicable” after a Participant’s separation from service, the benefit will be paid or commenced no later than 90 days after the Participant’s separation from service.

6 Appendix B of the Plan, Different Benefits Formulas and Terms for Certain Participants, is amended to add the following language to the end thereof:

Richard D. Orth

In calculating Mr. Orth’s benefits under this Plan (i.e., for purposes of the calculation under Plan Section 5(a) but not 5(b)), he shall be treated as if he had twenty-one (21) additional years of credited service for purposes of calculating his accrued benefit under the Plan (to reflect Richard D. Orth’s additional service credit granted pursuant to his employment agreement with Univar when it acquired Olympic Chemical Corporation).

7. The first sentence of Appendix C, Benefits for Canadian Plan Participants, is amended in its entirety to read as follows:

To the extent that, due to its insolvency or other financial or legal impediment, Univar Canada Ltd. cannot and does not pay a Canadian Plan Participant a benefit payment that is due and owing to the Canadian Plan Participant under the Canadian Plan, such payment shall be made under this Plan within the time period when such payment would have been made by Univar Canada Ltd. under the Canadian Plan had Univar Canada Ltd. been able to make the payment.

8. The Plan is hereby amended by adding a new Appendix F to the end of the Plan to read as follows:

APPENDIX F

BENEFITS FOR CERTAIN INDIVIDUALS WITH ACCRUED BENEFITS UNDER

APPENDIX T OF THE RETIREMENT PLAN

(The Former CHEMCENTRAL Corporation Consolidated Retirement Plan)

1. Participation. Participants with accrued benefits in the Chemcentral Corporation Retirement Benefit Replacement Plan (“Chemcentral Plan”) as of December 31, 2008 shall have such accrued benefits (to the extent they are or become vested) paid through this Univar USA Inc. Supplemental Retirement Plan (“Plan”) in accordance with this Appendix F. In addition, this Plan shall provide benefits to any participant in the Univar USA Inc. Retirement Plan (“Retirement Plan”) who accrues a benefit after December 31, 2008 under Appendix T of the Retirement Plan and whose benefit under Appendix T of the Retirement Plan (i) is impacted (i.e., limited) by Sections 401(a)(17) (the annual compensation limit) or 415 (the maximum annual benefit limit) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) is calculated without taking into account deferrals of compensation under the Chemcentral Executive Deferral Compensation Plan prior to January 1, 2008, or (iii) did not include prior service with Southwest Solvent pursuant to Section 3.3(f)(iii) of Appendix T because the individual was considered a highly compensated employee under Code Section 414(q). The foregoing shall be considered Participants in the Plan for purposes of this Appendix F, the last paragraph of Section 8, and Sections 9 through 18 of the Plan. Any vested benefits accrued under this Appendix F shall be determined and paid in accordance only with the provisions of Appendix F, the last paragraph of

Section 8, and Sections 9 through 18 of this Plan, and not in accordance with any other provisions of the Plan (e.g., Sections 1 through 9 or Appendices A through E). The benefits provided under this Appendix F are subject to Code Section 409A, and the provisions of this Appendix F shall be interpreted consistent with the requirements of Code Section 409A and the regulations thereunder.

2. Benefit Accruals. A Participant’s defined benefit pension replacement benefit shall be equal to the excess of: (i) the amount of retirement benefit which otherwise would have been provided for him (or in the event of his death, his beneficiary) under Appendix T of the Retirement Plan, determined without regard to the limitations of Code Sections 401(a)(17) and 415 (and by taking into account any amounts deferred prior to January 1, 2008 under the Chemcentral Executive Deferral Compensation Plan); over (ii) the amount of retirement benefit actually provided for the Participant or his beneficiary under Appendix T of the Retirement Plan. For purposes of determining a Participant’s defined benefit pension replacement benefit under this Section 2, the amount of retirement benefit calculated under subsection (i) above shall be determined taking into account the additional service that would have been credited to him under Section 3.3(f) of Appendix T of the Retirement Plan if Section 3.3(f)(iii) did not apply.

3. Vesting in Benefits. A Participant (or his or her beneficiary) shall only be vested in and entitled to receive a benefit from this Plan to the extent the Participant is vested in his or her benefits accrued under Appendix T of the Retirement Plan.

4. Beneficiary. A Participant may from time to time designate a beneficiary for his or her vested benefits under the Plan (“Beneficiary”) to whom such vested benefits will be paid in the event of his or her death before complete distribution of such vested benefits. The Participant shall designate the Beneficiary by completing and submitting a form or using an electronic designation method acceptable to Univar and its outside Plan administrator. The designation must be submitted prior to the Participant’s death to be valid. In the absence of an effective designation or if a designated Beneficiary does not survive the Participant, the Participant’s Beneficiary shall be his or her estate.

5. Calculation and Payment of Benefits. Except as provided in Sections 6 and 7 below, Payment of vested benefits accrued under this Appendix F shall be paid in seven substantially equal annual installments to the Participant (or, in the case of a Participant’s death, his or her Beneficiary) commencing as soon as practicable (and in no event later than 90 days) after the earlier of the date the Participant dies or separates from service with Univar USA Inc. and its affiliates. The first installment shall be paid as soon as practicable (and in no event later than 90 days) after the Participant dies or separates from service with Univar USA Inc. and its affiliates (whichever occurs first), and subsequent installments shall be paid on the successive six annual anniversaries of the date the Participant separated from service or died (whichever occurred first). The installments shall be substantially equal, and the actuarial lump sum present value of the installment payments as of the date the first installment is to be paid shall equal the actuarial lump sum present value on such commencement date of the Participant’s vested accrued benefit as determined under Sections 1 and 2 above. The actuarial factors used to calculate actuarial equivalencies in order to determine the amount of the installment payments (or, in the case of payments under Section 6 below, the amount of a lump sum payment) shall be a discount rate of 8.00% per year and applicable mortality table under Code Section 417(e)(3)(A)(ii)(I).

6. Elections Prior to 2009 For Lump Sum Payments. Notwithstanding the foregoing, Participants with vested Plan benefits who separated from service prior to January 1, 2009 and prior to January 1, 2009 elected to receive their first of 7 annual installments in 2008 and the actuarially equivalent present value of their remaining 6 installments in January 2009 shall receive their first 1/7th installment by December 31, 2008 and the actuarially equivalent present value of their six remaining installments in January 2009. Participants with vested Plan benefits who were employed with Univar USA Inc. or an affiliate thereof on December 31, 2008 and prior to January 1, 2009 elected to receive their vested Plan benefits in the form of a single actuarially equivalent lump sum shall receive such lump sum payment as soon as practicable (and in no event later than 90 days) after they separate from service with Univar USA Inc. and its affiliates. In the event of the Participant’s death prior to receipt of the lump sum payment of vested benefits described in this Section 6, such lump sum shall be paid to the Participant’s Beneficiary as soon as practicable (and in no event later than 90 days) after the Participant’s death.

7. Internal Revenue Code Section 409A. For purposes of this Plan, “separation from service” shall have the same meaning as under Code Section 409A(a)(2)(A)(i). Notwithstanding anything in this Plan to the contrary, in the event the Participant is considered a “specified employee” subject to the required six month delay in benefit payments under Code Section 409A(a)(2)(B)(i), then any benefits that would otherwise be paid under this Plan as a result of the Participant’s separation from service (as opposed to death) within the first six (6) months after such Participant’s separation from service shall be paid in a single lump sum on (or within 15 days after) the six month anniversary of the Participant’s separation from service. After such six month anniversary, the Participant’s installment payments shall be made on the normal schedule.

8. Tax Withholding. Payments under this Plan shall be reduced for applicable tax withholdings.

This Eighth Amendment is executed this 23rd day of December, 2008.

UNIVAR USA INC.

By	/s/ Gary Pruitt

Its President